
CLIFFS

Voting Process

Answers to commonly-asked questions about the voting process at the upcoming Annual Meeting are listed below. This information is referenced from Cliffs Natural Resources Inc. -- 2014 Proxy Statement.

1. Why haven't I received any of my proxy materials?
2. Can I attend the Annual General Meeting in person?
3. What proposals are to be presented at the meeting?
4. Why is the Board of Directors nominating a slate of nine directors for the available 11 seats at the 2014 Annual Meeting?
5. Who is soliciting my vote?
6. How does the Cliffs Board recommend that I vote?
7. What are the possible effects if all six of Casablanca's nominees are elected to the Cliffs Board of Directors?
8. What is the difference between a "shareholder of record" and a "beneficial owner"?
9. What information will be sent to shareholders?
10. Who is entitled to vote at the meeting?
11. How do I vote?
12. Has Cliffs been notified that a shareholder intends to propose its own director nominees at the meeting in opposition to the Board of Directors' nominees?
13. What should I do if I receive a gold proxy card from Casablanca?
14. What can I do if I change my mind after I vote?
15. What vote is required to approve each proposal?

1. Why haven't I received any of my proxy materials?

The following are the most common reasons why you have not received proxy materials:

- Email delivery of proxy materials has not been provided because of the annual meeting being contested
- Your mailing address is different from the address on file with the company's transfer agent or the broker, bank, depositary, trustee or other nominee that holds your shares
- Your proxy materials have been sent directly to your broker, bank, depositary, trustee or other nominee that holds your shares

If you have not received your proxy materials and would like to vote, please contact D.F. King & Co., Inc., Cliffs' proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com

2. Can I attend the Annual General Meeting in person?

All shareholders can attend the Annual General Meeting in person. If your shares are held through a broker, bank, depositary, trustee or other nominee, you will need to provide a recent account statement or other proof of ownership. If you would like to verify that you have the proper proof of ownership, please contact D.F. King & Co., Inc., Cliffs' proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com

3. What proposals are to be presented at the meeting?

The purpose of the meeting is to: (1) elect 11 directors; (2) consider the proposal to approve the 2014 Nonemployee Directors' Compensation Plan; (3) consider the proposal to approve, on an advisory basis, Cliffs' named executive officers' compensation; (4) consider the proposal to approve the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan; (5) consider the proposal to ratify the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2014 fiscal year; and (6) conduct such other business as may properly come before the meeting.

4. Why is the Board of Directors nominating a slate of nine directors for the available 11 seats at the 2014 Annual Meeting?

The Board has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting and is soliciting proxies for only the nine nominees named herein. If cumulative voting rights are in effect for the election of directors, allocating 11 votes among the nine director nominees named herein will ensure that the maximum number of such nominees are elected at the 2014 Annual Meeting.

Based on its discussions with various shareholders and the practical effect of cumulative voting on the election of directors, the Board of Directors currently believes that it is in the best interest of all Cliffs shareholders for the Board of Directors to nominate a slate of nine directors. The Cliffs Board does not currently intend to nominate Susan M. Cunningham or Andrés R. Gluski for re-election as a director of Cliffs at the 2014 Annual Meeting, and does not currently intend to nominate replacement candidates. Because the Board of Directors has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting of Shareholders, we expect that two nominees that were not nominated by Cliffs will be elected at the 2014 Annual Meeting. At this time, Casablanca Capital LP, a Delaware limited partnership (together with its affiliates, "Casablanca"), is the only shareholder that has notified Cliffs of its intention to nominate directors for election at the 2014 Annual Meeting. Therefore, the Board of Directors expects that the remaining two board seats will be filled by two of the Casablanca nominees. Please refer to the section below captioned "Election of Directors" for additional information.

5. Who is soliciting my vote?

In this proxy statement, the Board of Directors of Cliffs is soliciting your vote for matters being submitted for shareholder approval at the 2014 Annual Meeting. Giving us your proxy means that you authorize the proxy holders identified on the **WHITE** proxy card to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You also may abstain from voting. If you sign and return the enclosed **WHITE** proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendation of the Cliffs Board, including in favor of Cliffs' nominees for election to the Board. If any other matters are properly presented at the 2014 Annual Meeting for consideration, the persons named as proxies in the enclosed **WHITE** proxy card will vote as recommended by the Cliffs Board or, if no recommendation is given, in their own discretion.

6. How does the Cliffs Board recommend that I vote?

The Cliffs Board of Directors unanimously recommends that you vote using the **WHITE** proxy card:

- FOR ALL of the nine individuals nominated by the Cliffs Board for election as directors. The Cliffs Board unanimously recommends that you NOT vote for any members of the Casablanca slate of nominees;
- FOR the approval of the 2014 Nonemployee Directors' Compensation Plan;
- FOR the approval, on an advisory basis, of Cliffs' named executive officers' compensation;
- FOR the approval of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan; and
- FOR the ratification of the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2014 fiscal year.

7. What are the possible effects if all six of Casablanca's nominees are elected to the Cliffs Board of Directors?

Pursuant to the indenture governing Cliffs' outstanding senior notes, Cliffs is required to offer to repurchase its outstanding notes if it experiences a "change of control" and corresponding ratings downgrade below investment grade. Under the indenture governing Cliffs' outstanding senior notes, a "change of control" occurs on the first day on which a majority of the members of Cliffs Board of Directors are not "continuing directors." A "continuing director" is a member of Cliffs Board of Directors who (a) was a member of Cliffs Board of Directors on the date of the issuance of the notes, or (b) was nominated for election, elected or appointed to Cliffs Board of Directors with the approval of a majority of the "continuing directors" who were members of Cliffs Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director). Pursuant to the indenture governing Cliffs' outstanding senior notes, the corresponding ratings downgrade below investment grade will only occur if each rating agency making the reduction in rating publicly announces (or confirms or informs the trustee of the notes at Cliffs ' request) that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the "change of control." The Cliffs Board will consider whether Casablanca's nominees should be approved for purposes of its senior notes indenture in due course should Casablanca continue to seek to nominate a majority of the directors to the Cliffs Board. The Cliffs Board's review will include, among other things, Casablanca's definitive proxy statement when it becomes available. If the Cliffs Board determines to approve Casablanca's nominees, this would have the effect of making Casablanca's nominees "continuing directors" under the senior notes indenture, which, in turn, would mean that their election to the Board would not trigger the change of control clause in the indenture.

Under the terms of the Participant Long-Term Incentive Grant Agreements entered into prior to September 2013, Cliffs ' award recipients are entitled to certain benefits upon the occurrence of a "change in control," regardless of whether the employment of the award recipient is terminated. Effective September 2013 upon a "change in control," all future equity granted to participants will be subject to potential assumption, replacement or continuation of the award in certain circumstances in lieu of immediately vesting and payout (or immediate vesting and payout if such assumed, replaced or continued awards are not provided). For this purpose, a "change in control" generally occurs if a majority of members of the Cliffs Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the Cliffs Board of Directors prior to the date of the appointment or election. Please refer to the section below captioned "Potential Payments Upon Termination or Change in Control - Additional

Payments Upon Change in Control (Without Termination)" for additional information regarding this impact on Cliffs' named executive officers (or NEOs).

8. What is the difference between a "shareholder of record" and a "beneficial owner"?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Wells Fargo Shareowner Services, our transfer agent, you are a "shareholder of record" or registered holder. If your shares are held through a bank, broker, nominee or other shareholder of record, you are considered the "beneficial owner" of those shares.

9. What information will be sent to shareholders?

This proxy statement, the accompanying **WHITE** proxy card and our 2013 Annual Report will be mailed on or about June 10, 2014 to our shareholders of record as of June 2, 2014, which we refer to as the Record Date.

10. Who is entitled to vote at the meeting?

The Record Date for this meeting is June 2, 2014. On that date, we had outstanding 153,181,241 common shares, $0.125 par value, and 731,223 shares of our 7.00% Series A mandatory convertible preferred stock, Class A, no par value, which we refer to as our mandatory convertible preferred stock, which are represented by 29,248,925 depositary shares (each of which represents 1/40 th of a share of our mandatory convertible preferred stock). All common shareholders and mandatory convertible preferred stock, shareholders are entitled to vote.

Because each depositary share represents a 1/40th interest in a share of the mandatory convertible preferred stock, holders of depositary shares are entitled to the equivalent of 1/40th of a vote of a share of our mandatory convertible preferred stock per depositary share. Wells Fargo Bank, N.A. acts as the bank depositary with respect to the depositary shares. The bank depositary will provide the notice of the 2014 Annual Meeting to the record holders of the depositary shares. Each record holder of depositary shares on the Record Date may instruct the bank depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder's depositary shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of our mandatory convertible preferred stock represented by such depositary shares in accordance with these instructions. The bank depositary will abstain from voting shares of our mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.

11. How do I vote?

You may vote using any of the following methods:

Shareholders of Record

If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by mail.

- Over the Internet. After reading the proxy materials and with your **WHITE** proxy card in front of you, you may use a computer to access the website www.firstcoastresults.com/cliffs . You will be prompted to enter your control number from your **WHITE** proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.
- By telephone . After reading the proxy materials and with your **WHITE** proxy card in front of you, you may call (800) 223-9672 using a touch-tone telephone. You will be prompted to enter your control number from your **WHITE** proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.
- By mail . If you received a paper copy of the **WHITE** proxy card by mail, after reading the proxy materials, you may sign, date and mark your **WHITE** proxy card and return it in the prepaid and addressed envelope provided.
- The Internet and telephone voting procedures have been setup for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.

Shares Held by Bank or Broker

If your shares are held by a bank, broker, depositary, trustee, nominee or other shareholder of record, that entity will provide separate voting instructions.

If your shares are held in the name of a brokerage firm, and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to a proposal that is not a routine matter, the brokerage firm cannot vote the shares on that proposal. This is referred to as a " broker non - vote. " Brokerage firms have the authority under applicable rules to vote shares for which their customers do not provide voting instructions only on certain "routine" matters. As a result of Casablanca's

stated intention to nominate alternative director nominees, there will be no " routine " matters at the Annual Meeting for any broker accounts that are provided with proxy materials . WE STRONGLY ENCOURAGE YOU TO PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER SO THAT YOUR VOTE WILL BE COUNTED.

If you have questions or need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc. by any of the methods below:

D.F. King & Co., Inc.
Mail: 48 Wall Street, 22nd Floor, New York, NY 10038
Phone: Toll Free (800) 487-4870
Collect (212) 269-5550
Email: cliffs@dfking.com

12. Has Cliffs been notified that a shareholder intends to propose its own director nominees at the meeting in opposition to the Board of Directors' nominees?

Yes. Casablanca has notified Cliffs that it intends to nominate six nominees for election as directors at the 2014 Annual Meeting in opposition to the Cliffs Board's recommended nine nominees. The Cliffs Board unanimously recommends that you vote **FOR ALL** of the nine director nominees recommended by the Cliffs Board by using the enclosed **WHITE** proxy card accompanying these proxy materials. The Cliffs Board strongly urges you not to sign or return any proxy card sent to you by or on behalf of Casablanca.

Casablanca's nominees have not been endorsed by the Board. Cliffs is not responsible for the accuracy of any information provided by or relating to Casablanca contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Casablanca or any other statements that Casablanca may otherwise make.

13. What should I do if I receive a gold proxy card from Casablanca?

The Board urges you **NOT** to sign or return any gold proxy card sent to you by or on behalf of Casablanca. Voting against Casablanca's nominees on its proxy card is not the same as voting for the Cliffs Board's nominees, because a vote against Casablanca's nominees on its proxy card will revoke any previous proxy card submitted by you. If you have voted previously using the gold proxy card sent to you by or on behalf of Casablanca, you can change your vote by executing the **WHITE** proxy card or by voting by telephone or Internet by following the instructions shown on the **WHITE** proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please contact our proxy solicitor, D.F. King & Co. Inc., toll free at (800) 487-4870, call collect at (212) 269-5550 or email at cliffs@dfking.com.

Because the Board has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting, two nominees that were not nominated by Cliffs will be elected at the 2014 Annual Meeting. At this time, Casablanca is the only shareholder that has notified Cliffs of its intention to nominate directors for election at the 2014 Annual Meeting. Therefore, the Board expects that the remaining two board seats will be filled by two of the Casablanca nominees. Even if you vote **FOR ALL** of our nine Director nominees on the **WHITE** proxy card, we expect that at least two nominees that are nominated by Casablanca and/or another shareholder will be elected as directors at the 2014 Annual Meeting.

14. What can I do if I change my mind after I vote?

You may revoke your proxy at any time before the vote by (i) executing and submitting a revised proxy; (ii) providing a written revocation to the Secretary of Cliffs; or (iii) voting in person at the meeting. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy. Only your latest dated proxy will count.

15. What vote is required to approve each proposal?

Each common share entitles its owner to one vote except with respect to the election of directors under cumulative voting. With respect to the election of directors under cumulative voting, each shareholder has the right to vote in person or by proxy the number of shares registered in his or her name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his or her shares, or to distribute the votes so cumulated among as many candidates as he or she may desire. Although the Board has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting, each shareholder of Cliffs common stock will still have 11 votes per share with respect to the election of directors.

With respect to **Proposal 1** , the 11 nominees receiving a plurality vote of the shares will be elected. In the event that cumulative voting is in effect, which we currently anticipate will be the case, the 11 nominees receiving the highest number of votes shall be elected. Because Casablanca has proposed six nominees for election at the 2014 Annual Meeting, the number of director nominees will exceed the number of directors to be elected, and, consequently, Cliffs' majority voting policy would not apply to this election. Otherwise , under our majority voting policy (adopted by the Cliffs Board) in an uncontested election, any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.

With respect to **Proposal 2**, the approval of the 2014 Nonemployee Directors' Compensation Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 3**, the approval, on an advisory basis, of our named executive officers' compensation requires the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 4**, approval of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 5**, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

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CLIFFS

Shareholder Letters

Open Letter from July 14, 2014

Dear Fellow Cliffs Shareholder,


CLIFFS
YOUR CHOICE IS CLEAR
YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

As our Annual Meeting approaches on July 29, we urge all Cliffs shareholders to protect the value of their investment by voting the WHITE proxy card today. As Casablanca Capital continues to campaign for what we believe is a short-term, value-destructive agenda, shareholders need to know the truth about Casablanca's purported "plan" and lack of experience to lead a commodity company through the trough of the cycle.

We believe that Casablanca has a one-dimensional, short-term plan to conduct a fire-sale of Cliffs' assets in an industry-wide cyclical downturn, which would be value destructive for all Cliffs shareholders.

Unlike Casablanca, Cliffs' Board and new management team have a deep understanding of how commodity cycles work and how to position our assets to maximize value in a volatile pricing environment. To that end, the Cliffs Board and new management team have been focused on key fundamentals, which Casablanca does not appear to understand and is ill-equipped to accomplish. Specifically, we are lowering the cost-structure of the business, optimizing our operating profile, strengthening our balance sheet, and enhancing our liquidity. By focusing on these priorities, Cliffs expects to emerge from the cyclical trough well positioned to capture value on the upside when its served markets recover … (continue reading)